Exhibit 23.2
Independent Auditors’ Consent
The Board of Directors
Martin Midstream GP LLC:
We consent to the incorporation by reference in the registration statements (No. 333-148146) on Form S-3 and (No. 333-140152) on Form S-8 of Martin Midstream Partners L.P. and Subsidiaries of our report dated March 4, 2009, with respect to the balance sheets of Waskom Gas Processing Company as of December 31, 2008 and 2007, and the related statements of income, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Martin Midstream Partners L.P.
/s/ KPMG LLP
Shreveport, Louisiana
March 4, 2009